UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2020

Sundance Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36302	61-1949225
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 17th Street, Suite 700 Denver, CO (Address of principal executive offices)	80265 (Zip Code)

Registrant’s telephone number, including area code: (303) 543-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SNDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2020, Sundance Energy Inc., a Delaware corporation (the “Company”) and its subsidiary, Sundance Energy, Inc. (the “Borrower”), entered into the Forbearance Agreement and Sixth Amendment to Credit Agreement (the “Forbearance Agreement”) with Toronto Dominion (Texas) LLC, as administrative agent (the “Administrative Agent”), and the lenders party thereto. Pursuant to the Forbearance Agreement, among other things, (i) the lenders under that certain Credit Agreement dated as of April 23, 2018 (as amended, modified, supplemented, restated, replaced or otherwise modified from time to time, the “Credit Agreement”) with the Company and the Borrower, agreed to refrain from exercising their rights and remedies under the Credit Agreement and related loan documents with respect to certain defaults until the earlier to occur of (x) February 7, 2021 and (y) certain events as described in the Forbearance Agreement and (ii) the borrowing base may be redetermined at any time at the discretion of the Administrative Agent and the Required Lenders (as defined in the Forbearance Agreement). Pursuant to the Forbearance Agreement, the sublimit for letters of credit under the Credit Agreement was reduced from $25.0 million to $20.0 million.

The Forbearance Agreement can be terminated by the lenders upon (i) the occurrence of any default or event of default under the Credit Agreement other than those disclosed in the Forbearance Agreement, (ii) any material misrepresentation by Borrower or any other loan party under the Forbearance Agreement or other loan document, (iii) the failure of Borrower or any other loan party to perform, observe or comply with any covenant, agreement or term in the Forbearance Agreement, (iv) the Term Lenders accelerate the Term Debt (as defined in the Forbearance Agreement), (v) commencement of any bankruptcy, insolvency, receivership, or similar proceeding or general assignment for the benefit of creditors with respect to any loan party, (vi) any creditor of the Borrower or any guarantor takes any enforcement action against the Borrower or any guarantor which, in the Administrative Agent’s judgment, would materially interfere with the Administrative Agent’s ability to collect under the loan documents and (vii) any loan party or any of their affiliates, or principals, initiates any judicial, administrative or arbitration proceeding against the lenders or their affiliates. If the Forbearance Agreement terminates and any then-current and ongoing events of default have not been waived or cured, the lenders will be able to accelerate the loans and pursue their rights and remedies.

The above description of the terms of the Forbearance Agreement does not purport to be complete and is qualified in its entirety by the full text of the Forbearance Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Forbearance Agreement and Sixth Amendment to Credit Agreement, dated as of December 18, 2020, among Sundance Energy Inc., as parent, Sundance Energy, Inc., as borrower, Toronto Dominion (Texas) LLC, as administrative agent, the loan parties thereto and the lenders party thereto.

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNDANCE ENERGY INC.

Date: December 23, 2020	By:	/s/ Cathy L. Anderson
	Name:	Cathy L. Anderson
	Title:	Chief Financial Officer